EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of our report dated March 9, 1998, relating to the consolidated financial statements of M&M Financial Corporation which report is included on page 3 of Anchor Financial Corporation's Current Report on Form 8-K dated January 29, 1999, and our report dated March 9, 1998, which appears on page ___ of M&M Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to us under the heading "Experts" in such Joint Proxy Statement/Prospectus.

/s/TOURVILLE, SIMPSON & HENDERSON, L.L.P.
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TOURVILLE, SIMPSON & HENDERSON, L.L.P.



Columbia, South Carolina
February 3, 1999